Exhibit 99.B(11)

[Morris, Nichols, Arsht & Tunnell LLP Letterhead]

January 22, 2019

Victory Portfolios II

4900 Tiedeman Road

Brooklyn, Ohio 44144

Re:                             Victory Portfolios II

Ladies and Gentlemen:

We have acted as special Delaware counsel to Victory Portfolios II, a Delaware statutory trust (the “Trust”), in connection with certain matters relating to the issuance of Shares of VictoryShares USAA MSCI USA Value Momentum ETF, VictoryShares USAA MSCI USA Small Cap Value Momentum ETF, VictoryShares USAA MSCI International Value Momentum ETF, VictoryShares USAA MSCI Emerging Markets Value Momentum ETF, VictoryShares USAA Core Short-Term Bond ETF, and VictoryShares USAA Core Intermediate-Term Bond ETF, each a Series of the Trust (collectively the “Acquiring Funds” and each, individually, an “Acquiring Fund”).  Capitalized terms used herein and not otherwise herein defined are used as defined in the Amended and Restated Agreement and Declaration of Trust of the Trust dated as of August 19, 2015, as amended by the Amendment thereto dated as of October 21, 2015 (as so amended, the “Governing Instrument”).

We understand that, pursuant to an Agreement and Plan of Reorganization (the “Plan”) to be entered into between the Trust, on behalf of each Acquiring Fund, and USAA ETF Trust (“USAA Trust”), on behalf of USAA Core Intermediate-Term Bond ETF, USAA Core Short-Term Bond ETF, USAA MSCI Emerging Markets Value Momentum Blend Index ETF, USAA MSCI International Value Momentum Blend Index ETF, USAA MSCI USA Small Cap Value Momentum Blend Index ETF, and USAA MSCI USA Value Momentum Blend Index ETF, each a series of USAA Trust (collectively, the “Existing Funds” and each, individually, an “Existing Fund”), and subject to the conditions set forth therein, Shares of each Acquiring Fund will be issued to the corresponding Existing Fund and then distributed to the shareholders of such Existing Fund in connection with the liquidation and termination of such Existing Fund.

In rendering this opinion, we have examined and relied on copies of the following documents, each in the form provided to us:  the Plan; Pre-Effective Amendment No. 1 to the Trust’s Registration Statement on Form N-14 as filed with the Securities and Exchange Commission on January 22, 2019, to which the Plan is attached as an exhibit (the “Registration Statement”); the Certificate of Trust of the Trust as filed in the Office of the Secretary of State of the State of Delaware (the “State Office”) on April 11, 2012 (under the name Compass EMP Funds Trust), as amended by the Certificate of Amendment thereto as filed in the State Office on October 22, 2015 (reflecting a change in its name to Victory Portfolios II) and the Certificate of

Amendment thereto as filed in the State Office on February 19, 2016 (as so amended, the “Certificate”); the Governing Instrument; the Agreement and Declaration of Trust of the Trust dated as of April 12, 2012, as amended on February 21, 2013 (as amended, the “Original Governing Instrument”); the Bylaws of the Trust, amended and restated as of May 1, 2015; the Registration Statement on Form N-1A of the Trust as filed with the Securities and Exchange Commission on May 4, 2012; certain resolutions of the Trustees of the Trust including resolutions dated August 19, 2015 and a written consent of the Trustees dated January 15, 2019 relating to the adoption of the Governing Instrument, the establishment of the Acquiring Funds and the authorization of the Plan (collectively, the “Resolutions” and, together with the Governing Instrument and the Bylaws of the Trust, the “Governing Documents”); and a certification of good standing of the Trust obtained as of a recent date from the State Office.  In such examinations, we have assumed the genuineness of all signatures, the conformity to original documents of all documents submitted to us as copies or drafts of documents to be executed, and the legal capacity of natural persons to complete the execution of documents.  We have further assumed for purposes of this opinion:  (i) the due formation or organization, valid existence and good standing of each entity (other than the Trust) that is a party to any of the documents reviewed by us under the laws of the jurisdiction of its respective formation or organization; (ii) the due adoption, authorization, execution and delivery by, or on behalf of, each of the parties thereto of the above-referenced agreements, instruments, certificates and other documents (including, without limitation, the due adoption of the Plan and the Resolutions by the Trustees of the Trust prior to the execution of the Plan and the first issuance of Shares of each Acquiring Fund pursuant thereto) and of all documents contemplated by the Governing Documents to be executed by investors desiring to become Shareholders; (iii) the payment of consideration for Shares of each Acquiring Fund and the application of such consideration, as provided in the Governing Documents and the Plan, the satisfaction of all conditions precedent to the issuance of Shares of each Acquiring Fund pursuant to the Plan and compliance with all other terms, conditions and restrictions set forth in the Plan and the Governing Documents in connection with the issuance of Shares of each Acquiring Fund; (iv) that appropriate notation of the names and addresses of, the number of Shares of each Acquiring Fund held by, and the consideration paid by, Shareholders will be maintained in the appropriate registers and other books and records of the Trust in connection with the issuance or transfer of Shares of each Acquiring Fund; (v) that no event has occurred, or prior to the issuance of Shares of each Acquiring Fund pursuant to the Plan will occur, that would cause a termination, dissolution or reorganization of the Trust under Sections 2 or 4 of Article IX of the Original Governing Instrument or Sections 2 or 4 of Article IX of the Governing Instrument, as applicable; (vi) that no event has occurred, or prior to the issuance of Shares pursuant to the Plan will occur, that would cause a termination or dissolution of any Acquiring Fund under Section 6 of Article III or Sections 2 or 4 of Article IX of the Original Governing Instrument or Section 6 of Article III or Sections 2 or 4 of Article IX of the Governing Instrument, as applicable; (vii) that the activities of the Trust have been and will be conducted in accordance with the terms of the Original Governing Instrument or the Governing Instrument, as applicable, and the Delaware Statutory Trust Act, 12 Del. C. §§ 3801 et seq.; (viii) that the final form of the Plan is in the form presented to the Trustees of the Trust for approval; and (ix) that each of the documents examined by us is in full force and effect, expresses the entire understanding of the parties thereto with respect to the subject matter thereof and has not been amended, supplemented or otherwise modified, except as herein referenced.  We have not reviewed any documents other than those identified above in connection with this opinion, and we have assumed that there are no other documents that are contrary to or inconsistent with the opinions expressed herein.  No opinion is expressed herein with respect to the requirements of, or compliance with, federal or state securities or blue sky laws.  Further, we express no opinion on the sufficiency or accuracy of the Registration Statement, or any other registration or offering documentation relating to the Trust or the Shares of each Acquiring Fund.  As to any facts material to our opinion, other than those assumed, we have relied without independent investigation on the above-referenced documents and on the accuracy, as of the date hereof, of the matters therein contained.

Based on and subject to the foregoing, and limited in all respects to matters of Delaware law, it is our opinion that:

1.                                      The Trust is a duly formed and validly existing statutory trust in good standing under the laws of the State of Delaware.  Each Acquiring Fund is a validly existing Series of the Trust.

2.                                      The Shares of each Acquiring Fund to be issued to the corresponding Existing Fund and then distributed to such Existing Fund’s shareholders pursuant to the terms of the Plan have been duly authorized for issuance and, upon such issuance, will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of a copy of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement (or to an amendment thereto).  In giving this consent, we do not thereby admit that we come within the category of person whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.  This opinion speaks only as of the date hereof and is based on our understandings and assumptions as to present facts, and on the application of Delaware law as the same exist on the date hereof, and we undertake no obligation to update or supplement this opinion after the date hereof for the benefit of any person or entity (including any Shareholder) with respect to any facts or circumstances that may hereafter come to our attention or any changes in facts or law that may hereafter occur or take effect.  This opinion is intended solely for the benefit of the Trust and the Shareholders in connection with the matters contemplated hereby and may not be relied upon by any other person or entity, or for any other purpose, without our prior written consent.

Sincerely,

MORRIS, NICHOLS, ARSHT & TUNNELL LLP

/s/ David A. Harris

David A. Harris